EXHIBIT 99.3
MAMMOTH ENERGY SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

MAMMOTH ENERGY SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

On March 20, 2017, the Company entered into three definitive contribution agreements, one such agreement with MEH Sub LLC, a Delaware limited liability company managed by Wexford Capital LP (“MEH Sub”), Gulfport Energy Corporation, a Delaware corporation (“Gulfport”), Rhino Exploration LLC, a Delaware limited liability company, and Mammoth Energy Partners LLC, a Delaware limited liability company (“Mammoth Partners LLC”), and the other two agreements with MEH Sub, Gulfport and Mammoth Partners LLC (collectively, the “Contribution Agreements”), pursuant to which the Company agreed to acquire, through Mammoth Partners LLC, all outstanding membership interests in Sturgeon Acquisitions LLC, a Delaware limited liability company ("Sturgeon"), Stingray Energy Services LLC, a Delaware limited liability company ("Stingray Energy"), and Stingray Cementing LLC, a Delaware limited liability company ("Stingray Cementing") (collectively, the “Targets”). The Targets will be acquired pursuant to the Contribution Agreements for aggregate consideration consisting of 7,000,000 shares (the “Stock Consideration”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), valued at approximately $133.4 million, based on the closing price of $19.06 per share for the Common Stock on March 20, 2017 (collectively, the “Transaction”). The Transaction is expected to close in the second quarter of 2017.

The unaudited pro forma condensed consolidated financial statements have been prepared to show the effect of the acquisition of Stingray Energy and Stingray Cementing (together, “Stingray”) and Sturgeon on Mammoth Energy Services, Inc.'s (collectively with its consolidated subsidiaries, the “Company”) results of operations and financial position for the periods and as of the dates indicated.

Sturgeon and the Company are under common control and it is required under accounting principles generally accepted in the United States of America ("US GAAP") to account for this common control acquisition in a manner similar to pooling of interest method of accounting. The acquisition of Stingray (the "Stingray Acquisition") is being accounted for by application of the acquisition method in accordance with FASB ASC 805, Business Combinations. Under the acquisition method assets acquired and liabilities assumed in connection with the acquisition are generally recorded at their fair values as of the effective date of the acquisition.

The unaudited pro forma condensed consolidated financial statements have been prepared as if the Transaction occurred on September 13, 2014, in the case of the unaudited pro forma condensed consolidated statements of comprehensive (loss) income for the years ended December 31, 2016, 2015 and 2014. The unaudited pro forma condensed consolidated balance sheet has been prepared as if the transaction occurred on December 31, 2016. The unaudited pro forma condensed consolidated financial statements have also been prepared based on certain pro forma adjustments, as described in Note 2—Pro forma adjustments and are qualified in their entirety by reference to and should be read in conjunction with the following historical financial statements and related notes contained in those financial statements: (i) Stingray's audited financial statements as of and for years ended December 31, 2016 and 2015 set forth in Exhibit 99.1 of this Information Statement; (ii) Sturgeon’s audited consolidated financial statements as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended and the period September 13, 2014 to December 31, 2014 set forth in Exhibit 99.2 of this Information Statement; and (iii) the Company’s audited consolidated financial statements as of and for years ended December 31, 2016, 2015 and 2014 set forth in its Annual Report on Form 10-K and filed with the U.S. Securities and Exchange Commission which are incorporated by reference in this Information Statement.

The pro forma adjustments reflected in the pro forma condensed consolidated financial statements are based upon currently available information and certain assumptions and estimates; therefore, the actual effects of the Transaction will differ from the pro forma adjustments. However, the Company’s management considers the applied estimates and assumptions to provide a reasonable basis for the presentation of the significant effects of that the Transaction is expected to have on the Company. In addition, the Company’s management considers the pro forma adjustments to be factually supportable and to appropriately represent the expected impact of items that are directly attributable to the purchase of the Targets by the Company.

The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and does not purport to represent what our actual results of operations or our financial position would have been had the transactions occurred on the respective dates assumed, nor is it indicative of our future operating results or financial position.

MAMMOTH ENERGY SERVICES, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2016
(Unaudited)

				Pro Forma Adjustments
ASSETS	Mammoth	Stingray	Sturgeon	Stingray	Sturgeon		Mammoth
	Historical	(A)	(B)	Adjustments	Adjustments		Pro Forma
CURRENT ASSETS
Cash and cash equivalents	$28,693,985	$1,930,065	$544,633	$(5,437,849)	$—	c, e	$25,730,834
Accounts receivable, net	20,602,962	625,914	564,520	—	—		21,793,396
Receivables from related parties	28,059,565	5,634,618	2,232,918	(1,135,484)	(2,502,801)	a, b	32,288,816
Inventories	4,355,088	265,671	1,769,113	—	—		6,389,872
Prepaid Expenses	4,254,148	185,403	171,724	(3,192)	—	b	4,608,083
Other current assets	391,599	—	—	—	—		391,599
Total current assets	86,357,347	8,641,671	5,282,908	(6,576,525)	(2,502,801)		91,202,600

Property, plant and equipment, net	221,247,228	13,948,660	20,872,435	3,443,064	—	d	259,511,387
Sand reserves, net	—	—	55,367,295	—	—		55,367,295
Intangible assets, net - customer relationships	15,949,772	—	—	—	—		15,949,772
Intangible assets, net - trade names	5,617,057	—	—	—	—		5,617,057
Goodwill	86,043,148	—	2,683,727	10,483,929	—	d	99,210,804
Other non-current assets	5,339,283	7,715	303,377	(7,715)	(306,477)	e	5,336,183
Total assets	$420,553,835	$22,598,046	$84,509,742	$7,342,753	$(2,809,278)		$532,195,098

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$18,480,325	$3,327,009	$1,982,812	$—	$—		$23,790,146
Payables to related parties	2,434,031	1,362,324	476,687	(1,534,343)	(2,704,842)	a, f, g	33,857
Accrued expenses and other current liabilities	8,396,968	254,752	311,568	—	—		8,963,288
Income taxes payable	28,156	—	—	195,886	—	h	224,042
Current maturities of long-term debt	—	870,885	—	(870,885)	—	e	—
Total current liabilities	29,339,480	5,814,970	2,771,067	(2,209,342)	(2,704,842)		33,011,333

Long-term debt	—	4,566,964	—	(4,566,964)	—	e	—
Deferred income taxes	47,670,789	—	—	1,871,970	3,238,079	h	52,780,838
Other liabilities	2,501,886	—	—	—	—		2,501,886
Total liabilities	79,512,155	10,381,934	2,771,067	(4,904,336)	533,237		88,294,057

EQUITY
Equity:
Common stock	375,000	—	—	13,925	56,075	i	445,000
Additional paid in capital	400,205,921	—	—	26,528,039	81,884,641	i	508,618,601
Member's equity	—	12,216,112	81,738,675	(12,216,112)	(81,738,675)	i	—
Accumulated Deficit	(56,322,878)	—	—	(2,078,763)	(3,544,556)	e, h	(61,946,197)
Accumulated other comprehensive loss	(3,216,363)	—	—	—	—		(3,216,363)
Total equity	341,041,680	12,216,112	81,738,675	12,247,089	(3,342,515)		443,901,041
Total liabilities and equity	$420,553,835	$22,598,046	$84,509,742	$7,342,753	$(2,809,278)		$532,195,098

MAMMOTH ENERGY SERVICES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
YEAR ENDED DECEMBER 31, 2016
(Unaudited)

				Pro Forma Adjustments
	Mammoth	Stingray	Sturgeon	Stingray	Sturgeon		Mammoth
	Historical	(A)	(B)	Adjustments	Adjustments		Pro Forma
REVENUE
Services revenue	$89,642,899	$2,873,700	$—	$—	$—		$92,516,599
Services revenue - related parties	107,599,378	21,544,441	—	(758,696)	(452,378)	a, b	127,932,745
Product revenue	5,433,141	—	2,619,304	—	—		8,052,445
Product revenue - related parties	28,323,303	—	24,853,721	—	(27,393,771)	a, b	25,783,253
Total Revenue	230,998,721	24,418,141	27,473,025	(758,696)	(27,846,149)		254,285,042

COST AND EXPENSES
Services cost of revenue	139,807,987	21,920,807	—	473,172	255,029	a, f, g	162,456,995
Services cost of revenue - related parties	5,575,092	507,895	—	(1,231,868)	(4,511,861)	a, f, g	339,258
Product cost of revenue	7,577,660	—	24,096,338	—	218,047	a, f, g	31,892,045
Product cost of revenue - related parties	20,589,170	—	3,220,649	—	(23,807,364)	a, f, g	2,455
Selling, general and administrative	15,836,165	567,074	781,536	722,105	672,922	a, f, g	18,579,802
Selling, general and administrative - related parties	894,810	733,995	536,004	(722,105)	(672,922)	a, f, g	769,782
Depreciation and amortization	69,910,858	4,896,620	2,404,540	1,501,663	—	d	78,713,681
Impairment of long-lived assets	1,870,885	—	—	—	—		1,870,885
Total cost and expenses	262,062,627	28,626,391	31,039,067	742,967	(27,846,149)		294,624,903
Operating loss	(31,063,906)	(4,208,250)	(3,566,042)	(1,501,663)	—		(40,339,861)

OTHER (EXPENSE) INCOME
Interest expense	(3,711,457)	(292,061)	(384,725)	(10,907)	(306,477)	e	(4,705,627)
Other, net	252,239	(33,409)	(94,066)	—	—		124,764
Total other expense	(3,459,218)	(325,470)	(478,791)	(10,907)	(306,477)		(4,580,863)
Loss before income taxes	(34,523,124)	(4,533,720)	(4,044,833)	(1,512,570)	(306,477)		(44,920,724)
Provision for income taxes	53,884,871	—	—	2,067,856	3,238,079	h	59,190,806
Net loss	$(88,407,995)	$(4,533,720)	$(4,044,833)	$(3,580,426)	$(3,544,556)		$(104,111,530)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	2,710,605	—	—	—	—		2,710,605
Comprehensive loss	$(85,697,390)	$(4,533,720)	$(4,044,833)	$(3,580,426)	$(3,544,556)		$(101,400,925)

Net loss per share (basic and diluted) (Note 3)							$(2.70)
Weighted average number of shares outstanding (Note 3)							38,500,000

MAMMOTH ENERGY SERVICES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
YEAR ENDED DECEMBER 31, 2015
(Unaudited)

			Pro Forma Adjustments
	Mammoth	Sturgeon			Mammoth
	Historical	(B)	Adjustments		Pro Forma
REVENUE
Services revenue	$172,012,405	$—	$—		$172,012,405
Services revenue - related parties	132,674,989	—	(122,131)	a, b	132,552,858
Product revenue	16,732,077	8,457,482	—		25,189,559
Product revenue - related parties	38,517,222	23,185,931	(23,521,183)	a, b	38,181,970
Total Revenue	359,936,693	31,643,413	(23,643,314)		367,936,792

COST AND EXPENSES
Services cost of revenue	225,820,450	—	123,818	a, f, g	225,944,268
Services cost of revenue - related parties	4,177,335	—	(2,798,502)	a, f, g	1,378,833
Product cost of revenue	25,838,555	21,525,593	—	a, f, g	47,364,148
Product cost of revenue - related parties	20,510,977	457,653	(20,968,630)	a, f, g	—
Selling, general and administrative	19,303,557	1,354,695	791,180	a, f, g	21,449,432
Selling, general and administrative - related parties	1,237,991	503,777	(791,180)	a, f, g	950,588
Depreciation and amortization	72,393,882	2,104,692	—		74,498,574
Impairment of long-lived assets	12,124,353	—	—		12,124,353
Total cost and expenses	381,407,100	25,946,410	(23,643,314)		383,710,196
Operating (loss) income	(21,470,407)	5,697,003	—		(15,773,404)

OTHER (EXPENSE) INCOME
Interest income	98,492	—	—		98,492
Interest expense	(5,290,821)	(173,726)	—		(5,464,547)
Other, net	(2,157,764)	(111,294)	—		(2,269,058)
Total other expense	(7,350,093)	(285,020)	—		(7,635,113)
(Loss) income before income taxes	(28,820,500)	5,411,983	—		(23,408,517)
Benefit for income taxes	(1,589,086)	—	—		(1,589,086)
Net loss	$(27,231,414)	$5,411,983	$—		$(21,819,431)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment	(4,814,819)	—	—		(4,814,819)
Comprehensive loss	$(32,046,233)	$5,411,983	$—		$(26,634,250)

Net loss per share (basic and diluted) (Note 3)					$(0.59)
Weighted average number of shares outstanding (Note 3)					37,000,000

MAMMOTH ENERGY SERVICES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
YEAR ENDED DECEMBER 31, 2014
(Unaudited)

		September 13 to December 31,	Pro Forma Adjustments
	Mammoth	Sturgeon			Mammoth
	Historical	(B)	Adjustments		Pro Forma
REVENUE
Services revenue	$182,341,309	$—	$—		$182,341,309
Services revenue - related parties	30,834,421	—	—		30,834,421
Product revenue	36,859,731	14,301,656	—		51,161,387
Product revenue - related parties	9,490,543	3,910,574	(2,008,800)	a, b	11,392,317
Total Revenue	259,526,004	18,212,230	(2,008,800)		275,729,434

COST AND EXPENSES
Services cost of revenue	150,482,793	—	—		$150,482,793
Services cost of revenue - related parties	1,770,565	—	(1,029,974)	a, f	740,591
Product cost of revenue	35,525,596	9,360,221	—		44,885,817
Product cost of revenue - related parties	3,289,947	111,398	(978,826)	a, f	2,422,519
Selling, general and administrative	14,272,986	1,510,985	—		15,783,971
Selling, general and administrative - related parties	2,754,877	—	—		2,754,877
Depreciation and amortization	35,627,165	738,433	—		36,365,598
Impairment of long-lived assets	—	—	—		—
Total cost and expenses	243,723,929	11,721,037	(2,008,800)		253,436,166
Operating income	15,802,075	6,491,193	—		22,293,268

OTHER (EXPENSE) INCOME
Interest income	214,141	—	—		$214,141
Interest expense	(4,603,595)	—	—		(4,603,595)
Interest expense - related parties	(184,479)	—			(184,479)
Other, net	(5,724,496)	(2,668)	—		(5,727,164)
Total other expense	(10,298,429)	(2,668)	—		(10,301,097)
Income before income taxes	5,503,646	6,488,525	—		11,992,171
Provision for income taxes	7,514,194	—	—		$7,514,194
Net (loss) income	$(2,010,548)	$6,488,525	$—		$4,477,977

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment	472,714	—	—		$472,714
Comprehensive (loss) income	$(1,537,834)	$6,488,525	$—		$4,950,691

Net earnings per share (basic and diluted) (Note 3)					$0.16
Weighted average number of shares outstanding (Note 3)					28,056,073

MAMMOTH ENERGY SERVICES, INC.
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of presentation

The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of the Company and the historical financial statements of the Targets. The unaudited pro forma condensed consolidated financial statements present the impact of the Transaction, which is described in the introduction to the unaudited pro forma condensed consolidated financial statements, on the Company's results of operations, and present the impact of the Transaction on the unaudited pro forma condensed consolidated financial position.

(A)	See Exhibit 99.1 to this Information Statement.

(B)	See Exhibit 99.2 to this Information Statement.

2. Pro forma adjustments

The following adjustments to the Company's historical financial statements have been prepared as if the Transaction occurred on September 13, 2014:

a.
Adjustment column reflects both the revenue (cost) generated (incurred) for the Target and the Company. See b, f and g for breakouts between the Targets and the Company as well as references to the audited financial statements.

b.	Revenue and accounts receivable elimination activity incorporating the Transaction included the following:

		REVENUES			ACCOUNTS RECEIVABLE
		Year Ended December 31,			At December 31,
		2016	2015	2014	2016
Sturgeon and Muskie	(i)	$20,586,715	$20,510,977	$867,428	$2,119,083
Sturgeon and Pressure Pumping	(i)	4,256,830	2,642,693	1,029,974	—
Sturgeon and Barracuda	(i)	10,176	—	—	110,438
Sturgeon and SR Logistics	(i)	—	32,261	—	—
Sturgeon and Energy Services	(i)	—	—	—	3,397
		$24,853,721	$23,185,931	$1,897,402	$2,232,918

Muskie and Sturgeon	(ii)	$2,540,050	$335,252	$111,398	$70,470
Barracuda and Sturgeon	(ii)	452,378	122,131	—	199,413
		$2,992,428	$457,383	$111,398	$269,883
Sturgeon pro forma adjustment, net		$27,846,149	$23,643,314	$2,008,800	$2,502,801

Stingray Energy and SR Logistics	(iii)	$7,246			$12,671
Stingray Energy and Sturgeon	(iii)	—			—
Stingray Energy and Pressure Pumping	(iii)	672,431			146,054
Stingray Energy and Silverback	(iii)	27,178			6,279
Stingray Energy and Barracuda	(iii)	13,701			6,801
		$720,556			$171,805

MRI and Stingray Cementing	(ii)	$820			$820
Coil Tubing and Stingray Energy	(ii)	18,600			—
Pressure Pumping and Stingray Cementing	(ii)	7,364			950,678
Silverback and Stingray Energy	(ii)	11,356			12,181
		$38,140			$963,679
Stingray pro forma adjustment, net		$758,696			$1,135,484

(i)	See Exhibit 99.1 to this Information Statement.

(ii)	See Note 15 of Item 15 in the Company's Annual Report Form 10-K filed with the SEC on February 24, 2017 incorporated by reference into this Information Statement.

(iii)	See Exhibit 99.2 to this Information Statement.

c.
The Company assumes that for 2015 and 2016 it would have maintained the long-term debt of Stingray and allowed Sturgeon to maintain its own revolving credit facility thereby preserving cash, however, subsequent to the Company's initial public offering (the "IPO"), an immediate recognition of deferred loan costs associated with the long-term debt that will be retired and/or revolving credit facility that will be extinguished.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

d.
The Stingray Acquisition qualifies as a business combination for accounting purposes and, as such, the Company has estimated the fair value of the acquired properties. The fair value of the consideration transferred at the closing date of the Stingray Acquisition is allocated in the following preliminary purchase price allocation:

(in $ thousands)
Total consideration transferred ($19.06 per share, 1,392,548 shares)	$26,541,965

Estimated Book Value at December 31, 2016:	$12,216,112
Fair value adjustments to:
Fixed Assets	3,443,064
Goodwill	10,483,929
Transfer of related party receivables, net	398,860
Total estimated fair value	$26,541,965

Depreciation expense associated with the fixed asset fair value adjustment is incorporated for the year ended December 31, 2016.

e.
Assumes that for 2016, subsequent to the IPO, the Company would have used its cash proceeds from the IPO to retire the long-term debt of the Targets and retire Sturgeon's revolving credit facility which would have required an immediate recognition of deferred loan costs associated with the long-term debt.

f.	Expense and accounts payable elimination activity incorporating Sturgeon included the following:

		COST OF REVENUE			ACCOUNTS PAYABLE
		Year Ended December 31,			At December 31,
		2016	2015	2014	2016
Sturgeon and Barracuda	(i)	$452,558	$122,131	$—	$199,413
Sturgeon and Mammoth	(i,ii)	35,856	—	—	155,208
Sturgeon and Muskie	(i)	2,540,050	335,522	111,398	70,470
Sturgeon and Pressure Pumping	(i,ii)	192,035	—	—	45,475
Sturgeon and Stingray Energy	(i,ii)	150	—	—	—
		$3,220,649	$457,653	$111,398	$470,566

Pressure Pumping and Sturgeon	(iii)	$4,256,832	$2,685,202	$1,029,974	$—
Muskie and Sturgeon	(iii)	20,586,715	20,510,977	867,428	2,119,084
Barracuda and Sturgeon	(ii, iii)	255,029	81,039	—	111,738
Stingray Entities and Sturgeon	(iii)	—	32,261	—	—
		$25,098,576	$23,309,479	$1,897,402	$2,230,822
Sturgeon pro forma adjustment, net		$28,319,225	$23,767,132	$2,008,800

		SELLING, GENERAL AND ADMINSTRATIVE
Sturgeon and Mammoth	(i,ii)	$405,552	$401,859	$—	$—
Sturgeon and Muskie	(i,ii)	51,483	19,344	—	—
Sturgeon and Pressure Pumping	(i,ii)	44,901	82,574	—	—
Sturgeon and Energy Services	(i,ii)	10,364	—	—	3,454
		$512,300	$503,777	$—	$3,454

Mammoth and Sturgeon	(ii, iii)	$160,622	$287,403	$—	$—
Sturgeon pro forma adjustment, net		$672,922	$791,180	$—	$—
Sturgeon pro forma adjustment, net					$2,704,842

(i)	See Exhibit 99.1 to this Information Statement.

(ii)	Predominantly cost reimbursement that is not reflected as revenue recognition in the offsetting party

(iii)	See Note 15 of Item 15 in the Company's Annual Report on Form 10-K filed with the SEC on February 24, 2017 incorporated by reference into this Information Statement.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

g.	Expense and accounts payable elimination activity incorporating Stingray included the following:

		COST OF REVENUE	ACCOUNTS PAYABLE
		Year Ended December 31,	At December 31,
		2016	2016
Stingray Energy and Mammoth	(i,ii)	$367,353	$—
Stingray Cementing and Mammoth	(i,ii)	140,542	—
		$507,895	$—

Barracuda and Stingray Energy	(iii)	$30,722	$6,279
Stingray Entities and Stingray Energy	(iii)	679,550	161,065
Silverback and Stingray Energy	(iii)	13,701	6,801
		$723,973	$174,145
Stingray Energy pro forma adjustment, net		$1,231,868

		SELLING, GENERAL AND ADMINSTRATIVE
Stingray Energy and Mammoth	(i,ii)	$536,805	$1,152,271
Stingray Cementing and Mammoth	(i,ii)	185,300	207,927
		$722,105	$1,360,198
Stingray Energy pro forma adjustment, net		$722,105	$1,360,198
Stingray Energy pro forma adjustment, net			$1,534,343

(i)	See Exhibit 99.2 to this Information Statement.

(ii)	Predominantly cost reimbursement that is not reflected as revenue recognition in the offsetting party

(iii)	See Note 15 of Item 15 in the Annual Report on Form 10-K filed with the SEC on February 24, 2017 incorporated by reference into this Information Statement.

h.
Prior to October 2016, the Company was a partnership and not subject to federal income taxes with the exception of its foreign subsidiary. In connection with the IPO, the Company became subject to federal income taxes. 2016 incorporates the current and deferred tax liability associated with incorporating the Targets.

i.
Issuance as consideration for the Targets of 7,000,000 shares of common stock (valued at $133.4 million based on the closing share price of $19.06 on March 20, 2017) and $6.4 million of assumed debt. Subsequent to the IPO we have assumed that the long-term debt of Stingray would be paid off and the revolving credit facility of Sturgeon would be extinguished.

3. Pro forma net income per common share

Pro forma net income per common share is determined by dividing the pro forma net income that would have been allocated to the common stockholders by the number of shares of common stock outstanding. In the Company's audited financial statements, the reported weighted average shares outstanding for the years ended December 31, 2016, 2015 and 2014 were 31,500,000, 30,000,000 and 21,056,073, respectively. For purposes of this pro forma calculation, the Company assumed that shares of common stock outstanding were 38,500,000, 37,000,000 and 28,056,073 for the years ended December 31, 2016, 2015 and 2014.